Exhibit 99.1

FOR IMMEDIATE RELEASE

ARI Network Services Announces Fiscal 2014 First Quarter Results

Milwaukee, Wis., December 16, 2013 – ARI Network Services (NASDAQ: ARIS), a leading provider of website, software, and data solutions that help dealers, distributors, and manufacturers Sell More Stuff!™, reported financial results today for its fiscal 2014 first quarter ended October 31, 2013.

Highlights for the fiscal first quarter included:

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Revenues for the first quarter of fiscal year 2014 were $8.2 million, a 37.3% increase over the same period last year.

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Recurring revenues for the first quarter of fiscal year 2014 were $7.7 million, a 57.7% increase over the first quarter of fiscal year 2013. As a percentage of total revenues, recurring revenues in the first quarter were 94.7% in fiscal year 2014 versus 82.5% for the same period in fiscal year 2013.

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Net income for the first quarter of fiscal year 2014 was $25,000 or $0.00 per share, compared to $113,000 or $0.01 per share for the first quarter of fiscal 2013.

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EBITDA, a non-GAAP measure, adjusted for non-cash charges, was $966,000 in the first quarter of fiscal year 2014, a decrease of 1.7% compared to the same period last year.

Fiscal Year 2014 First Quarter Financials

ARI reported revenues of $8.2 million for the first quarter of fiscal year 2014 versus $5.9 million for the first quarter of fiscal year 2013, an increase of 37.3%. Recurring revenue comprised 94.7% of total revenue for the first quarter of fiscal year 2014 versus 82.5% for the first quarter of fiscal year 2013.

Overall gross margin for the first quarter of fiscal year 2014 was 80.9%, versus 76.3% last year.  The gross margin improvement resulted from the Company’s focus on higher margin, recurring revenue streams and its continued shift away from one-time revenue sources.

Operating income was $167,000 for the first quarter of fiscal year 2014, compared to $303,000 for the same period last year. The decrease in operating income was primarily a result of expanding our sales and marketing resources and campaign expenditures.

The company reported net income of $25,000 or $0.00 per share for the quarter, compared to $113,000 or $0.01 per share last year.

Management Discussion

Roy W. Olivier, President and Chief Executive Officer of ARI, commented, “I am pleased that we are on target with the integration of 50 Below and we are making investments to grow revenue.  We believe that it is the right time to invest in growing revenues versus maximizing EBITDA or cash flow.  During the first quarter of fiscal 2014, we invested 30.1% of revenue in sales and marketing versus 20.6% for the same period last year.

Early indications are that these investments are having a positive impact as we are seeing significant year over year growth in new sales.

Mr. Olivier continued, “In addition, the Company showed improvement in both its gross margin and recurring revenue as a percent of total revenue.  We expect to continue to make investments in sales and marketing this year to the extent we achieve a reasonable rate of return on those investments, while improving EBITDA performance over last year.”

William A. Nurthen, recently hired Chief Financial Officer of ARI, commented, “I am very excited to be joining the ARI team.  The Company’s focus on recurring revenues has resulted in another strong quarter from a revenue and gross profit perspective.  Additionally, the Company was able to make investments in the first quarter of fiscal 2014 in order to support its future revenue growth.”

First Quarter Fiscal 2014 Conference Call

ARI will conduct a conference call on Monday December 16, 2013 at 4:30 pm EST to review the financial results for the fiscal quarter ended October 31, 2013. Interested parties can access the conference call by dialing (877) 359-3639 or (408) 427-3725 and referring to conference ID: 21256453.  The conference call is also being webcast, which is available in the Investor Relations section of the company’s website at www.investor.arinet.com.  A replay of the webcast will be archived on the Company’s website for 60 days.

Non-GAAP Measures

EBITDA, a non-GAAP measure, is defined as earnings before interest, income taxes, depreciation and amortization. Management believes EBITDA, to be a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of operations. While management considers EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with generally accepted accounting principles (GAAP). Not all companies calculate EBITDA in the same manner and the measure as presented may not be comparable to similarly titled measures presented by other companies. A reconciliation of net income to EBITDA can be found on the investor relations section of our website for all periods presented.

About ARI

ARI Network Services, Inc. (ARI) (NASDAQ: ARIS) creates award-winning website, digital marketing, software-as-a-service (SaaS) and data-as-a-service (DaaS) solutions that help equipment manufacturers, distributors and dealers in outdoor power equipment, powersports, automotive tire and wheel, durable medical equipment, marine, RV, and white goods Sell More Stuff!™ – both online and in-store. Our innovative products are powered by a proprietary data repository of enriched original equipment and aftermarket content that spans more than 10.5 million active part and accessory SKUs, 469,000 models and $1.7 billion in retail product value. We remove the complexity of selling and servicing new and used inventory, parts, garments and accessories (PG&A) for our customers -- 22,000 equipment dealers, 195 distributors and 140 manufacturers worldwide. For more information on ARI, visit www.investor.arinet.com.

Additional Information

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Follow @ARI_Net on Twitter: www.twitter.com/ARI_Net

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Become a fan of ARI on Facebook: www.facebook.com/ARINetwork

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Read more about ARI: www.investor.arinet.com/about-us

(Roy W. Olivier Photo: http://arinet.com/images/uploads/press_release_images/RoyWOlivier1.png)

(ARI Logo: http://arinet.com/images/uploads/press_release_images/NewLogoTransparency_Black.jpg)

Forward-Looking Statements

Certain statements in this news release contain "forward‐looking statements" regarding future events and our future results that are subject to the safe harbors created under the Securities Act of 1933. All statements other than statements of historical facts are statements that could be deemed to be forward-looking statements. These statements are based on current expectations, estimates, forecasts, and projects about the markets in which we operate and the beliefs and assumptions of our management. Words such as "expects," "anticipates," “targets,” “goals,” “projects”, “intends,” “plans,” "believes," “seeks,” “estimates,” “endeavors,” “strives,” “may,” or variations of such words, and similar expressions are intended to identify such forward-looking statements. Readers are cautioned that these forward‐looking statements are subject to a number of risks, uncertainties and assumptions that are difficult to predict, estimate or verify. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Such risks and uncertainties include those factors described in Part 1A of the Company’s annual report on Form 10‐K for fiscal year ended July 31, 2013, filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward‐looking statements. The forward‐looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward‐looking statements. For more information, please refer to the Company’s filings with the Securities and Exchange Commission.

For media inquiries, contact:

Colleen Brousil¸ Director of Marketing, ARI, +1-414-973-4323, colleen.brousil@arinet.com

For investor inquiries, contact:

Gregory V. Taylor, CFA, Three Part Advisors, +1-214-295-8370, gtaylor@threepa.com

ARI Network Services, Inc.

Consolidated Statements of Income

(Dollars in Thousands, Except per Share Data)

(unaudited)

	Three months ended October 31
	2013	2012
Net revenue	$8,160	$5,942
Cost of revenue	1,560	1,408
Gross profit	6,600	4,534
Operating expenses:
Sales and marketing	2,457	1,221
Customer operations and support	1,611	1,046
Software development and technical support (net
of capitalized software product costs)	556	613
General and administrative	1,488	1,071
Depreciation and amortization (exclusive of amortization
of software product costs included in cost of revenue)	321	280
Net operating expenses	6,433	4,231
Operating income	167	303
Other income (expense):
Interest expense	(70)	(68)
Loss on change in fair value of stock warrants	(22)	-
Gain on change in fair value of estimated contingent liabilities	26	-
Other, net	8	4
Total other expense	(58)	(64)
Income before provision for income tax	109	239
Income tax expense	(84)	(126)
Net income	$25	$113

Net income per common share:
Basic	$0.00	$0.01
Diluted	$0.00	$0.01

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands, Except per Share Data)

(Unaudited)

	October 31	July 31
	2013	2013
ASSETS
Cash and cash equivalents	$1,121	$2,195
Trade receivables, less allowance for doubtful accounts of $227
and $220 at October 31, 2013 and July 31, 2013, respectively	1,369	945
Work in process	117	154
Prepaid expenses and other	819	934
Deferred income taxes	2,817	2,938
Total current assets	6,243	7,166
Equipment and leasehold improvements:
Computer equipment and software for internal use	2,752	2,641
Leasehold improvements	612	609
Furniture and equipment	2,636	2,561
	6,000	5,811
Less accumulated depreciation and amortization	4,125	3,948
Net equipment and leasehold improvements	1,875	1,863
Capitalized software product costs:
Amounts capitalized for software product costs	21,362	20,814
Less accumulated amortization	17,048	16,604
Net capitalized software product costs	4,314	4,210
Deferred income taxes	3,451	3,451
Other long term assets	120	141
Other intangible assets	3,949	4,099
Goodwill	12,198	12,198
Total assets	$32,150	$33,128

ARI Network Services, Inc.

Consolidated Balance Sheets

(Dollars in Thousands,Except per Share Data)

(unaudited)

	October 31	July 31
	2013	2013
LIABILITIES
Current portion of long-term debt	$506	$450
Current portion of contingent liabilities	318	303
Accounts payable	553	710
Deferred revenue	7,933	8,571
Accrued payroll and related liabilities	1,295	1,434
Accrued sales, use and income taxes	104	147
Other accrued liabilities	590	316
Current portion of capital lease obligations	30	24
Total current liabilities	11,329	11,955
Long-term debt	3,882	4,050
Common stock warrants at fair value	276	254
Long-term portion of contingent liabilities	151	418
Capital lease obligations	163	169
Other long term liabilities	228	233
Total non-current liabilities	4,700	5,124
Total liabilities	16,029	17,079

SHAREHOLDERS' EQUITY
Cumulative preferred stock, par value $.001 per share, 1,000,000 shares authorized; 0 shares issued and outstanding at October 31, 2013 and July 31, 2013, respectively	-	-

Junior preferred stock, par value $.001 per share, 100,000 shares authorized; 0 shares issued and outstanding at October 31, 2013 and July 31, 2013, respectively	-	-

Common stock, par value $.001 per share, 25,000,000 shares authorized; 12,996,588 and 12,976,588 shares issued and outstanding at October 31, 2013 and July 31, 2013, respectively	13	13

Additional paid-in capital	104,868	104,816
Accumulated deficit	(88,737)	(88,762)
Other accumulated comprehensive loss	(23)	(18)
Total shareholders' equity	16,121	16,049
Total liabilities and shareholders' equity	$32,150	$33,128